News Release
FOR IMMEDIATE RELEASE

DATE:	August 14, 2007

CONTACT:	Robert H. King,	R. Scott Horner,
	President	Executive Vice President
	856 273 5900	856 273 5900
	rking@sterlingnj.com	shorner@sterlingnj.com

Sterling Banks, Inc. Declares Stock Split

Mount Laurel, NJ, August 14, 2007 -- Sterling Banks, Inc. (NASDAQ: STBK) today announced that its Board of Directors has authorized a stock split on the outstanding common shares of the Company  to be effected in the form of a stock dividend.  This adjustment will provide each shareholder with 21 shares for each 20 shares held, and will be payable on September 7, 2007, to shareholders of record as of the close of business on August 24, 2007.  Upon distribution of the stock dividend, the Company’s common stock will increase from approximately 5,565,499 shares to approximately 5,843,774 shares.

Share certificates representing the stock dividend will be issued by the Company’s transfer agent, Stock Trans, Inc., to registered shareholders as of the record date on or about September 7, 2007.  Non-registered shareholders’ brokerage accounts will be credited for the additional shares representing the stock dividend on or about the payment date.

Sterling Banks, Inc. is a bank holding company headquartered in Mount Laurel Township, Burlington County. Sterling Banks, Inc. is the parent company of Sterling Bank, a community bank which commenced operations in December 1990 with the purpose of serving consumers and small to medium-sized businesses in its market area.  Sterling Bank's main office is located in Mount Laurel, New Jersey, and its eleven other Community Banking Centers are located in Burlington and Camden Counties in New Jersey.  The Bank's deposits are insured to the applicable regulatory limits per depositor by the Federal Deposit Insurance Corporation.  Sterling Bank is a member of the Federal Reserve System.  The common stock of Sterling Banks, Inc. is traded on the NASDAQ Capital Market under the symbol "STBK". For additional information about Sterling Bank and Sterling Banks, Inc. visit our website at http://www.sterlingnj.com.

This news release may contain certain forward-looking statements, such as statements of the Company’s plans, objectives, expectations, estimates and intentions.  Forward-looking statements may be identified by the use of words such as “expects,” “subject,” “believe,” “will,” “intends,” “will be” or “would.”  These statements are subject to change based on various important factors (some of which are beyond the Company’s control).  Readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis only as of the date of which they are given).  These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay

3100 Route 38, Mount Laurel, New Jersey 08054

their loans, the ability of the Bank to effectively manage its growth, and results of regulatory examinations, among other factors.  Sterling Banks, Inc. cautions that the foregoing list of important factors is not exclusive.  Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006, Quarterly Reports on Form 10-QSB, and Current Reports on Form 8-K.